As filed with the Securities and Exchange Commission on June 22, 2001
                                                    Registration No. 333-93279


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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                       Post Effective Amendment No. 1 to
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                             HARMONY TRADING CORP.
                (Name of small business issuer in its charter)

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          New York                           5621                 13-3935933
(State or other jurisdiction of  (Primary Standard Industrial   (IRS Employer
 incorporation or organization)   Classification Code Number)  Identification No.)


     275 St. Jacques Street West, Suite 36, Montreal, Quebec, Canada H2Y 1MA
                                (514) 932-6791)
          (Address and telephone number of principal executive offices)

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     275 St. Jacques Street West, Suite 36, Montreal, Quebec, Canada H2Y 1MA
                                (514) 932-6791)
(Address of principal place of business or intended principal place of business)

                                  ------------

                                 Henry J. Yersh
     275 St. Jacques Street West, Suite 36, Montreal, Quebec, Canada H2Y 1MA
                                (514) 932-6791)
           (Name, address, and telephone number of agent for service)

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      Approximate date of commencement of proposed sale to public: From time to time the effective date of this registration statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to the Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                                 With copies to:
                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                           630 Third Avenue, 5th Floor
                             New York, NY 10017-6705
                                 (212) 983-6900
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                                                    CALCULATION OF REGISTRATION FEE
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                                                                                       Proposed          Proposed
                                                                         Amount         Maximum           Maximum       Amount of
                                                                          to be     Offering Price       Aggregate    Registration
Title of each Class of Securities Being Registered                     Registered   Per Security(1)  Offering Price(1)     Fee
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Common Stock, par value, $.001 per share ...........................  1,534,600           $.05            $63,250           $16.70
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TOTAL................................................................................................     $63,250           $16.70
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      (1) Estimated solely for purposes of calculating the registration fee in the case of shares being sold by selling shareholders,

      (2) See below for proposed maximum price per share, proposed maximum offering price and amount of registration fee.

                              ---------------------

      The Registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on the date as the Commission, acting under Section 8(a), may determine.

The information contained in this prospectus is not complete and may be amended. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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                                                                      PROSPECTUS
                                                         (subject to completion)

                              Harmony Trading Corp.


                          1,534,600 Shares Common Stock

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      This prospectus relates to the sale of up to approximately 1,534,600 shares of our common stock offered for the account of the selling shareholders.


      No public market currently exists for the shares of common stock.

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      See "Risk factors" beginning on page 3 to read about factors you should consider before buying any of these securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                                  June __, 2001


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                               Prospectus Summary

      We encourage you to read the entire prospectus before you decide whether and how much to invest in these securities.

                              Harmony Trading Corp.

      The business of Harmony is the direct selling of Doncaster women's apparel and accessories through fashion shows and private appointments.

      We are essentially in the business of :

            o     Selling Doncaster women's apparel and accessories; and

            o     acting as fashion consultants.


      Harmony was formed in 1996 under New York state law and has had only limited operations to date. Our offices are at 275 St. Jacques Street West, Suite 36, Montreal, Quebec, Canada H2Y 1MA (514) 932-6791.


                                  The Offering

Securities Offered:


      Common stock offered by selling shareholders       1,534,600 shares


      The selling shareholders may offer their shares directly to investors or, if a market develops in our common stock, they may sell their shares through a broker. The price of the shares is undetermined at this time.

                                 Use of Proceeds

      We will not receive any proceeds from the sale of the securities by the selling shareholders.

                                  RISK FACTORS

      An investment in the securities that are being offered involves a high degree of risk and should only be made by those who can afford to lose up to their entire investment. Before purchasing these securities, you should consider carefully the following risk factors, in addition to the other information in this prospectus.

Risks Inherent in Harmony's Business

We do not expect to earn profits from our present operations.

      Our business consists essentially of the sale of high fashion women's clothing by two women on a commission basis, operating from the home of one of the two. Our business is conducted on a part-time basis and for one of the women, the income derived from our business is part of her income to meet regular personal expenses. One of the two people providing services to us has other sources of income or support. To the extent we derive commissions from our sales activities, those commissions are expected to be paid in substantial part or all in the form of commissions to the two women making the sales.


Harmony may not succeed in its plans to increase revenue. If those plans fail, Harmony would continue its current unprofitable operations.

      Harmony has had losses of $56,239 since our inception. Harmony has plans to increase revenues however if those plans fail, Harmony would continue its current unprofitable operations.


A majority of our sales are made to personal contacts of our independent consultants. If we lose the services of one or both of our independent consultants, we may lose the income received from their personal contacts.

      Although we are making efforts to expand our customer base, the majority of our sales are to the family, friends and acquaintances of our two independent contractors. If one of these independent contractors ends her relationship with us, we could lose the income received from her contacts and have a decrease in revenue.

Our relationship with Doncaster is through our two independent contractors. If we lose the services of one or both of our independent consultants, the loss could cause Doncaster to end its relationship with us and we would lose our only supplier of merchandise.

      Harmony was introduced to Doncaster by our independent contractors. It is the independent contractors that have direct contact with Doncaster, our sole supply source for merchandise. The loss of the services of either of the independent contractors, or a deterioration in their relationships with Doncaster could reduce or eliminate our ability to get the necessary merchandise.

We are a new business and have a limited operating history, upon which our business and our prospects can be evaluated.

      Harmony has had very limited operations. We are at an early stage of development in our business strategy and are subject to all the risks of a new business enterprise.

Our management has limited experience in managing an apparel business. Due to management's limited experience, we may not be able to obtain additional products to sell and not be able maintain or to increase our revenue.

      Our president and our directors have legal and accounting clients in the clothing industry, but they have never operated an apparel business. Because of its limited experience, our management may not be able to successfully develop and implement strategies and manage our business to achieve or maintain profitability.

Sensitivity to economic conditions and consumer confidence. If our customers suffer economic loses, they will not be able to afford the prices for the products we sell and we will experience a decrease in sales.

      The specialty retail industry is highly dependent upon the level of consumer spending, particularly among affluent customers, and may be adversely affected by an economic downturn, increases in consumer debt levels, uncertainties regarding future economic prospects, or a decline in consumer confidence. An economic downturn which effects our clients could have a material adverse effect on our business because our client's would not be able to afford the products we sell and would stop purchasing our products, which would result in a decrease in sales.


We are completely dependent upon one supplier, Doncaster, for all the products we sell. Loss of this supplier would have a material adverse effect upon us.

      We only sell products made by Doncaster. We have no guaranteed supply arrangements with Doncaster and orders are filled on a "first-come, first-serve" basis. Loss of this supplier would have a material adverse effect upon us. The inability to fill our customers' order will have an adverse effect on our business because our revenues are based on commissions on what we sell. In addition, we would lose customers if we were not able to obtain from Doncaster the products they order.

There may not be a market for the securities after the offering, and therefore investors may be unable to sell their securities.

      There may not be a sufficient distribution of the securities for a market maker to make a market and begin trading in the securities. We do not currently meet the requirements such as income, shareholders' equity and number of public shares outstanding, to have our shares listed on a stock exchange in the United States or quoted on the NASDAQ over-the-counter market. We have a market-maker who is willing to make a market in our common stock once the stock becomes sufficiently distributed, but we cannot give any assurance that we will achieve sufficient distribution for the market maker. We expect that initially any market will be on the Nasdaq OTC Bulletin Board. Consequently, the securities may be an illiquid long-term investment.

Our independent accountants' report for the year ending December 31, 2000 cites our continuing losses as a factor that raises substantial doubt as to our ability to continue as a going concern. This may also reduce our ability to expand or raise additional funding for our business.

      Our ability to continue operations will depend on our positive cash flow, if any, from future operations and on our ability to raise funds through equity or debt financing. We do not know if we will be able to raise additional funding or if such funding will be available on favorable terms. It may be necessary for us to reduce our operations or stop operations if we are unable to raise or obtain needed funding. We incurred a net loss of $25,608 for the fiscal year ended December 31, 1999, and a net loss of $8,981 for the fiscal year ending December 31, 2000. We have had losses of $56,239 since our inception. We may incur additional losses if our expenses continue to exceed our revenue from operation. The "Going Concern" qualification of the report of our independent accountant may hurt our ability to raise additional funding.


                           Forward-Looking Statements

      Some information in this prospectus may contain forward-looking statements. You can identify these statements by their forward-looking terminology such as "may," "will," "expect," "anticipate," "continue," or other similar words. Forward-looking statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements included in this prospectus. The risk factors noted in the "Risk Factors" section and the other factors noted throughout this prospectus, could cause our actual results to differ materially from those contained in any forward-looking statement.

                               Business of Harmony

      Harmony Trading Corp., a New York corporation, was formed on August 13, 1996. We remained inactive until December 1998, when we became a direct seller for Doncaster, a division of Tanner Companies. Doncaster is a manufacturer of women's apparel and accessories.

      Our business is the direct selling of Doncaster women's apparel and accessories. Doncaster is a division of Tanner Companies Limited Partnership, a private company, which is based in Rutherfordton, North Carolina. Direct selling is the sale of a consumer product or service in a face-to-face manner away from a fixed retail location. We, through our two independent contractors, Falene Gottbetter and Roberta Winley, market the Doncaster line through fashion shows and private appointments. Initially, Mrs. Gottbetter entered into a fashion consultant agreement with Tanner. Tanner and Mrs. Gottbetter verbally agreed to allow us to assume the fashion consultant agreement from Mrs. Gottbetter.

      Under the agreement with Tanner, we receive a sales kit four times a year, one for each seasonal collection. We pay $180 to Doncaster for each sales kit, but that money will be refunded if we decide not to continue selling Doncaster. The sales kit includes brochures for the trunk show mailings, a look book which contains a detailed description of every item, fabric and color swatches, pictures of every item in the collection, a size chart and a pricing sheet. The agreement is on-going and can be terminated either by us or by Tanner on thirty
(30) days written notice. The agreement provides that we will not show competitive products at the same time that we are showing Doncaster apparel. We must sell, after returns and credits, a minimum of $10,000 per collection in order to remain a fashion consultant for Doncaster.

      We are in the District 39 selling district. Although we are geographically based in Westchester County, New York, we are not limited to selling to customers only located in Westchester, and we sell to anyone wherever located. We are not the only Doncaster fashion consultant in District 39. District 39 consists of the counties of Orange, Rockland, Nassau, Westchester and New York. There are approximately 28 other fashion consultants in District 39. The district managers set sales goals for the fashion consultants based on the previous collection's sales. These goals are only guidelines, and the fashion consultants are not penalized if the goals are not met.

      Each Doncaster sales district has a district manager. The district manager is responsible for coordinating the scheduling of all the trunk shows in the district, the receipt of the trunk show clothing collection and keeping the fashion consultants in communication so the truck show collection is delivered to every fashion consultant on time. The district manager works with the fashion consultants when they are having problems with Doncaster in having orders delivered, having returns credited and having back orders filled.

      Doncaster also has regional managers. The regions consist of several states. The regional managers have similar responsibilities to the district manager but on a larger scale.

      Doncaster has district training services once a month for all fashion consultants in each sales district. The seminars are held at Doncaster's showroom in New York, New York. The cost of attending these seminars is $50 per person, which is for the cost of the luncheon and refreshments. At the district training seminars, Doncaster fashion consultants meet with the district sales manager to discuss customer complaints, selling techniques and Doncaster merchandise. The seminars last for half a day and attendance is strongly recommended, though not mandatory.

      Doncaster also holds regional meetings for its fashion consultants four times per year, which include districts from several states. These regional meetings are all day affairs, at a cost of approximately $85 per person, which is for the cost of the luncheon and refreshments. At the regional meetings, Doncaster presents a fashion show of its new collection, has a question and answer session for its fashion consultants, and presents awards to its top sellers. Both Mrs. Gottbetter and Ms. Winley have received awards for their selling efforts. Doncaster holds one annual meeting for its fashion consultants.

      There are four trunk shows every year, one for each collection. We have our trunk shows in the home of Paul and Falene Gottbetter. Each trunk show lasts for one week. For the second to fourth week prior to a trunk show, Mrs. Gottbetter devotes approximately 16 hours per week preparing for the show. Ms. Winley devotes approximately 50 hours per week for the same period. During this three-week period, Mrs. Gottbetter and Ms. Winley create a mailing on the show and send the mailing to the customers on our client list. They also begin making appointments to show clients the collection during the show.

      The week prior to the show Mrs. Gottbetter devotes approximately 24 hours to our business and Ms. Winley devotes approximately 4 hours. During this time, they prepare the Gottbetter's home for the show and schedule appointments. During the week of the trunk show and the week after the trunk show, both Mrs. Gottbetter and Ms. Winley devote approximately 40 hours each per week to our business, showing clients the collection and taking orders. The week after the trunk show is spent following up with Doncaster on the orders. During the rest of the year, Mrs. Gottbetter spends approximately 10 hours a week on our business and Ms. Winley spends about 25 hours a week.

      In management's opinion, and Mrs. Gottbetter's and Ms. Winley's opinions, Doncaster's clothing is comparable in quality and styling to DKNY, Donna Karan, Dana Buchman and other high end contemporary clothing lines. The style of clothing is classic and traditional, but modern and contemporary and is made from wool, linen, silk and cotton. The size of the clothing ranges from 2 to 18 and 2 to 14 petite, and women's sizes 14 to 24 and is a fuller cut to assure true sizing and proper fit. Doncaster added a new line of women's sizes to its Spring collection called Elana.

      Our success depends in substantial part upon Doncaster's ability to anticipate and respond to changing consumer preferences and fashion trends in a timely manner. Although Doncaster attempts to stay abreast of emerging lifestyle and consumer preferences affecting its merchandise, any failure by Doncaster to identify and respond to such trends could have a material adverse effect on our business.


      Doncaster's line of clothing consists of separate pieces to allow women versatility in mixing matching items. The line includes pants, blazers, sweaters, blouses, skirts, shorts, camisoles, and dresses. In addition, Doncaster offers accessories including jewelry, belts and scarves. Doncaster has four seasonal collections, Spring, Spring/Summer, Fall and Fall/Winter. The collections are introduced on the following schedule - Fall in July, Fall/Winter in September, Spring in January, and Spring/Summer in May. Within each season's collection, there are various style/theme collections. For example, the Spring /Summer 2000 collection consisted of Sloan Ranger, White Sand, Summer Essentials, Kauai Island and Spice Market Group. The Sloan Ranger group was inspired by London's Sloane Ranger district and featured casual coordinates in khaki, white, peach and lilac, in solids and prints. The White Sand group consisted of very classic pieces including, but not limited to, a shirtwaist dress, and a man tailored jacket, man tailored shirt, in the colors of white, beige and navy. The Fall 2000 collection consists of the following:
Grey Matters, Country Classics, Luxe, Fall Essentials, Haute View and Simply Silk. In addition to slacks, sweaters, blouses, the Fall collection included wool jackets and a coat with a detachable fur collar.


      Doncaster has been in business since 1931, and we have been a direct seller of Doncaster clothing and accessories since December 1998.

Distribution Methods of the Products or Services.

      We rely on our mailing list, referrals and national advertising by Doncaster in order to increase our customer base. We currently have a mailing list of approximately 200 names to which we send announcements of the trunk shows and preview shows during the year.

      The trunk show lasts for one week, and it is by appointment. Customers make appointments to view the current collection, try on different pieces and place orders. Each client's appointment is for one hour to one and one-half hours. The client can look at various colors and fabrics in a "look book" for the current season's collection. If a client is unable to attend the trunk show, we will make an appointment to view the collection at Doncaster's New York showroom. Doncaster's offices in New York City are open during regular business hours. However, we are able to obtain after hours access to the showroom with advance notice to Doncaster.

      We forward a client's order to Doncaster by phone or fax. The customer is not billed for the order until Doncaster ships the order to the client. The order can be shipped directly to the client or to Doncaster's New York showroom. Doncaster employs a dressmaker who can make alterations to the clothing. Clothing which has not been altered or worn can be returned to Doncaster for a full refund within thirty (30) days of receipt.

      We also obtain clients from referrals by Doncaster in response to its national advertising campaign in magazines like as Harper's Bazaar, Town & Country Mode, and Vogue. Doncaster will give the name and telephone number of a consultant in a potential client's area in response to calls Doncaster receives from the public inquiring about its merchandise.

      We run fashions shows for various organizations, including but not limited to, women's groups, church groups and other women's organizations. For each season, Doncaster provides a fashion show set which a consultant can obtain from Doncaster's district manager.

      The women's apparel retail industry is highly competitive and fragmented. We compete with large specialty retailers, traditional and better department stores, national apparel chains, designer boutiques, individual specialty apparel stores and other direct marketing firms. We do not have to compete with these other businesses for merchandise since we only order merchandise for individual clients directly from Doncaster. However, Doncaster only manufactures a fixed number of pieces of each item and the pieces are sold on a "first-come, first-serve basis." Most of our competitors are larger, have greater financial resources and a more varied selection of clothing than we do. Our success is dependent in part upon initiating and maintaining strong relationships with our clients and the quality and value of the Doncaster clothing.

      In addition to selling Doncaster, our consultants also act as fashion consultants. As a fashion consultant we:

            o teach people how to put different outfits together using the same items of clothing;
            o     act as a wardrobe consultant and assist clients in throwing away the old clothes that they have been saving; and
            o     assist the clients in evaluating which styles and color are the most suitable for them.

      We act as a fashion consultant directly in connection with our selling Doncaster. We do not currently charge for this service because we have found that our clients, after consulting with us, tend to purchase more items in order to update or create a new look.

      We are contemplating becoming a direct seller for additional products that do not compete with Doncaster. We are investigating the possibility of being a direct seller of cosmetics and skin care products. We are currently investigating the various cosmetic and skin care manufacturers that engage in direct sales, although we have no arrangements with any manufacturer and we have not identified a specific manufacturer who we may contact.

      In investigating the different manufacturers, we are interested in product that are:

            o     of high quality;
            o     moderate cost;
            o     has supportive management;
            o     has national advertising; and
            o     has a reasonable return policy.


      As of June 20, 2001, we had no employees. We have two (2) independent contractors, Falene Gottbetter and Roberta Winley. Mrs. Gottbetter and Ms. Winley are independent contractors and not our employees. The decision to have them as independent contractors are for tax purposes. By classifying Mrs. Gottbetter and Ms. Winley as independent contractors and not employees, we are not responsible for paying unemployment taxes, disability or social security taxes, providing benefits like pension or medical plans, providing paid vacation or withholding taxes. The benefit to us is that our record keeping is simpler. We pay our consultants a commission and give them a Form 1099 for their yearly taxes.

      Our consultants are considered independent consultants because they do not have an employment contract with us, they have no regular hours and they are paid on a commission basis.

Facilities


      We maintain our offices at 275 St. Jacques Street West, Suite 36, Montreal, Quebec Canada. We pay a nominal rent of $250 per month to Group InterCapital, Inc.

            Management's Discussion and Analysis / Plan of Operation

      Harmony was formed on August 13, 1996, under the laws of the State of New York. We intend to continue to be a direct seller of Doncaster apparel. The following is our plan of operation for the next twelve months. Although Harmony was formed in August 1996, we were unable to locate a business to engage in until Summer 1998, when we discovered the business of direct selling Doncaster apparel. From Summer 1998 to December 1999, we engaged in compiling a mailing list to announce the December 1998 holiday line. We commenced operations as a direct seller of Doncaster in December 1998. Our operations to date have consisted of preparing for the direct selling of Doncaster by compiling a mailing list, sending out mailings and the selling of Doncaster through trunk shows and personal appointments.

      We are in the developmental stage and our revenues are based solely on the commission we receive from the sales of Doncaster apparel. We have also received money from a limited offering of shares of our common stock in April 1999, which raised $25,250.

      After deducting operating expenses which consist of postage, printing and miscellaneous office supplies of approximately $1,000 per trunk show, the two consultants are paid their fees. Since we do not have to pay in advance for any of the merchandise that we sell, it is not necessary to have large amounts of cash available.


      Doncaster pays us a commission of 25% of the net sales Doncaster receives from our selling efforts. The commission that Doncaster pays to us is our total revenue from the sales of the Doncaster apparel. The net sales are the total of all the sales to the customers minus any returns. Of the money we receive from Doncaster, Ms. Winley is paid 40% as a commission, from which her share of expenses is deducted. After certain minimal expenses are charged back to Ms. Winley, the rest of commission remains with us and is recognized as income.

      The proceeds from the limited offering were used to pay for our legal and accounting fees in connection with the preparation and filing of our registration statement on Form 10-SB which was filed with the Securities and Exchange Commission on July 22, 1999, the preparation and filing of our registration statement on Form SB-2 which was filed with the Securities and Exchange Commission on December 21, 1999 (and went effective on May 2, 2000), the preparation and filing of our annual report, and the preparation and filing of our quarterly reports and the year audit for the year ended December 31, 1999 and December 31, 2000.

      Doncaster increased its current line of apparel by adding women's sizes (16W, 18W, 20W, 1X, 2X, etc.), in the Spring 2000 collection. We expect that with the additional sizes available, our customer base will increase and our revenues will increase due to the additional sales. We realize adequate revenue after the payment of the commissions to our independent contractors, to cover our out-of-pocket costs, and our legal and accounting expenses. In the next twelve months we intend to:

            o     continue selling Doncaster apparel;
            o     increase our client base through mailings and word-of-mouth;
            o become a direct seller of a cosmetic skin care product line, or another product line that compliments but does not compete with Doncaster.

      We do not expect to hire any employees or engage the services of any additional independent contractors in the next twelve months unless the number of customers increases to an extent that an additional fashion consultant is needed. Any additional consultants would be paid a percentage of our commissions.

      Although we would like to generate profits, at this stage, it is unlikely we will be able to do so, unless our net sales increase. In order to do this, our sales at Doncaster must increase or we must sell other products in addition to Doncaster.

      Our business for the next twelve months does not include any product research and development other than investigating the manufacturers of cosmetics and skin care products that market their merchandise through direct selling. In order to investigate these manufacturers, we will:

            o contact the Direct Selling Association for the names and addresses of cosmetic manufacturers;
            o research magazines and newspapers for advertisements placed by cosmetic manufacturers;
            o use the Internet as a search and research tool on cosmetic manufacturers.

      Once we identify a cosmetic manufacturer that we are interested in, Mrs. Gottbetter will contact the manufacturer to discuss the possibility of Harmony becoming a direct seller of the products. We anticipate that it may take up to six months for us to find a company whose product interests us.

           We do not expect to purchase any plant or significant equipment in the next twelve months and we do not own any plant or significant equipment to sell.

      We anticipate that we will continue to operate at a loss for the foreseeable future. Our expenses consist of general and administrative expenses, legal fees and accounting fees.

      We expect that will we be able to satisfy our current cash requirements for the next twelve months from our revenues, and we do not expect that we will need to raise additional capital from outside sources. If we do become the direct seller for a cosmetic and skin care manufacturer, we will be able to use our existing customer list, and expect our start-up costs to be minimal. We do not expect to incur any extra-ordinary expenses like office equipment because we have a new computer which we previously purchased.

      Since December 1998, our management had devoted the majority of its efforts to obtaining new customers for our products, pursuing and finding a management team to continue the process of completing its marketing goals, marketing limited quantities of the Doncaster Line, and obtaining sufficient working capital through loans and equity through a private placement offering. These activities were funded by our management and investments from stockholders.


      Results of Operations for the year ended December 31, 2000 as compared to the year ended December 31, 1999.

      For the year ended December 31, 2000, Harmony generated revenues of $17,438 as compared to $15,918 for the year ended December 31, 1999 representing an increase of $1,520. Our cost of goods sold for the year ended December 31, 2000 was $0 as compared to $0 for the year ended December 31, 1999. Our gross profit on sales was $17,438 for the year ended December 31, 2000 as compared to $15,918 for the year ended December 31,1999. The increase in gross profit is the result of offering for sale the Doncaster Line in the reorganization of our business.

      Harmony's general and administrative costs aggregated approximately $26,419 for the year ended December 31, 2000 as compared to $41,526 for the year ended December 31, 1999 representing a decrease of $15,107. Expenses for the year December 31, 2000 include office expenses of $5,469, rent of $3,000, salary of $6,000, professional fees of $7,292 and commissions to our independent contractors of $11,950.

      Results of Operations for the period of inception, August 13, 1996 through December 31, 2000.

      For the period from our inception, August 13, 1996, through December 31, 2000, a period of approximately 52 months, we generated revenues of $37,356 (an average of $718.38 per month). Our cost of goods sold on sales was approximately $0 for the period from our inception, August 13, 1996, through December 31, 2000. The gross profit from sales for this 52 month period is $37,356. Management believes the gross profit of an average of $718.38 for the period from inception, August 13, 1996, through December 31, 2000, will improve and stabilize once our marketing plans become fully implemented.

      Harmony's general and administrative costs aggregated approximately $93,867 for the period from inception, August 13, 1996, through December 31, 2000. Of these initial startup costs, approximately $39,319 is attributed to telephone and other office expenses, $19,000 in commissions to our independent contractors, $33,750 in salaries and $8,500 in rent.


Liquidity and Capital Resources


      Harmony increased liquidity by $4,025 from a cash balance at our inception of $0 through the process of generating gross profits from sales, selling the marketable securities, loans by our principal shareholders and the completion of a private placement with net proceeds to Harmony aggregating $18,565.

      We expended an aggregate of $18,825 for operating expenses and reduced our notes payable by $2,325 through December 31, 2000. In April 1999, we sold under Rule 504 of Regulation D of the Securities Act of 1933, as amended, an aggregate of 505,000 shares of common stock at $0.05 per share for an aggregate cash consideration of $25,250 and the sale of 50,000 shares of common stock in consideration for $2,500 in legal services less $6,685 in offering expenses. On September 16, 1999, Harmony forward split the number of shares of common stock outstanding in a ratio of 2 to 1 restating the number of shares outstanding from 1,555,000 to 3,110,000. On November 7, 2000, Harmony forward split the number of shares of common stock outstanding in a ratio of 1 to 3 restating the number of shares outstanding from 3,110,000 to 9,330,000.


Income Tax


      As of December 31, 2000, Harmony had a tax loss carry-forward of $59,452. Our ability to utilize the tax credit carry-forwards in future years will be subject to an annual limitation pursuant to the "Change in Ownership Rules" under Section 382 of the Internal Revenue Code of 1986, as amended. However, any annual limitations are not expected to have a material adverse effect on our ability to utilize our tax credit carry-forwards.


      We expect our capital requirements to increase over the next several years as we continue to develop our business, increase sales and administration infrastructure and embark on developing in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including the extent to which our present management can fund the continued capital requirements, the costs and timing of expansion of sales, marketing activities, facilities expansion needs, and competition in the business entered into.

      The report of our independent accountants on our December 31, 2000 financial statements contains an explanatory paragraph regarding our ability to continue as an on-going business.


                                 Use of Proceeds

      We will not receive any of the proceeds from the sale of the shares by the selling shareholders but have agreed to bear all expenses for registration of the shares under federal and state securities laws. See "Plan of Distribution." All of the proceeds from the sale of the common stock will be paid to the selling shareholders.

                                 Capitalization


      The following table sets forth our capitalization as of December 31, 2000 and should be reviewed with our December 31, 2000 audited financial statements, and the notes to those financial statements, included elsewhere in this prospectus.

                                                               December 31, 2000
                                                              ------------------

Total Assets ..............................................       $   4,025
Total Current Liabilities .................................          36,824

Stockholders' equity
  Preferred stock authorized
5,000,000 shares, $0.001 par
value each. At December 31, 2000
there are -0- shares outstanding ...........................             --

  Common Stock authorized 20,000,000
shares, $0.001 par value each. At
December 31, 2000, there are 9,330,000
shares outstanding .........................................          9,330

Additional paid in capital .................................         14,110
Deficit accumulated during development
stage ......................................................        (56,239)
                                                                   --------
Total stockholders' equity .................................        (32,799)
                                                                   --------
Total liabilities and stockholders' equity .................       $  4,025
                                                                   ========


                                 Dividend Policy

      We have not paid any cash dividends to date, and we do expect to pay dividends in the foreseeable future. We intend, in the short term at least, to use all available funds to develop our business.

                              Plan of Distribution

No Broker-Dealer or Selling Agent Now Planned

      The selling shareholders may either sell their shares directly to a purchaser or use of a broker-dealer to sell their shares. We will not sell shares on any selling shareholder's behalf.

Determination of Offering Price


      We have had limited business operations to date. The selling price will be determined by the market.


      We have not authorized anyone to give any information or to make any representations concerning this offering other than those contained in this prospectus. You should not rely on any representation made by any third parties. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities it offers to any person in any jurisdiction where that offer or solicitation is unlawful. The delivery of this prospectus or any sale of securities does not imply that the information in this prospectus is correct as of any date later than the date of this prospectus.


      The selling shareholders may be considered to be underwriters under the Securities Act. We are not currently planing to register the shares of common stock owned by the selling shareholders in any state. Various states may have exemptions from the registration requirements of their securities act that would allow the selling shareholders to sell their shares to others. Various states have exemptions from the registration requirements for securities that allow securities to be sold in non-issuer transactions. The selling shareholders are not issuers of the shares and may be able to rely on these exemptions. If the selling shareholders are not able to rely on these non-issuer exemptions, we will assist the selling shareholders in registering or qualifying the shares for sale in the particular state.


      Any person that purchases the shares of common stock from a selling shareholder will be able to resell the shares under state secondary market sales exemptions.

      The states may permit secondary market sales of the securities:

      o once we publish the necessary financial and other information about ourselves in a recognized securities manual. These manuals include Standard & Poor's Corporation Records, Moody's and Fitches.

      o after a time period required by that state has elapsed from the date we issued the securities.

      o under exemptions that may apply to some investors based upon the investors qualifications.

      o     as a reporting company under the Securities Exchange Act of 1934;
            and

      o as covered securities under section 18(b)(4)(A) of the Securities Act, as long as any notice and fee requirements of the states have been met.

                                   Management

      The table below shows certain information about each of our officers and directors.

                 Name          Age                Position
       -----------------------------------------------------------------


       Henry J. Yersh           63      President, CEO and Director
       Denis St. Hilaire        60      CFO and Director


      The directors have been elected by the present shareholders and will serve for a term of one year or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the board of directors.

      The directors and executive officers of Harmony are:




      Henry J. Yersh, President and Chief Executive Officer and a Director, is President and Chief Executive Officer of Gicco Investment Corp. a small venture capital investment firm investing primarily in biotechnology and high tech start-up companies since 1981. From 1981 to 1997, he was President of General Interior Cleaning Corp., a janitorial contracting company specializing in cleaning services. From 1964 to 1975, he was President of Nationwide Interior Cleaning Co. Ltd., a janitorial contracting company specializing in cleaning services. From 1967 to 1975, he was President of Nimco Ltd. 1967-1975 a subsidiary of Nationwide, solely responsible for the janitorial and maintenance operations of Man and His World, formerly known as EXPO 67.

      Denis St. Hilaire, Chief Financial Officer and a Director, has been a self-employed businessman since 1987. Mr. Hillaire has performed various administrative functions for several Canadian public companies. He was instrumental in structuring the financial sector of the companies and assisting the search for new equity capital. From 1962 to 1987, he was District Manager of Dun & Bradstreet, a worldwide provider of business information, where he was responsible for overseeing and maintaining all house accounts and all new accounts of major Canadian corporations.

Consultants

      In addition to the officers and directors identified above, we expect that Falene Gottbetter and Roberta Winley, both consultants, will be important to our operations.


      Falene R. Gottbetter, independent contractor, age 57, has been an independent contractor for us , and has been selling the Doncaster Line since December 1998. During the period between June 1994 and December 1998, Mrs. Gottbetter was retired. Mrs. Gottbetter received her B.S. in education in 1964 from Finch College and her MA in education in 1982 from Long Island University.

      Roberta Winley, independent contractor, age 57, has been an independent contractor for us, and has been selling the Doncaster Line since December 1998. Since January 1998, Ms. Winley has been the principle of RSW Image, Inc., her own company, that provides fashion and image consulting services. From 1994 to 1996, Ms. Winley was employed as a sales manager of the dress division of Nancy Crystal, a private label blouse and dress manufacture and from 1996 to 1998, Ms. Winley was employed as a sales manager by Nira Nira, a private label manufacturer of women's clothing that is primarily sold to catalog companies. Ms. Winley regularly presents workshops, seminars and gives speeches on how clothing affects people and the manner in which they are perceived by others. Ms. Winley is a graduate of the Fashion Institute of Technology.


Executive Compensation

      The following table shows the compensation that we have paid to our chief executive officer. No executive officer, including our chief executive officer receives a total annual salary and bonus of over $100,000.


Name of Officer                               Year                 Salary
-------------------------------------------------------------------------
Henry J. Yersh, president, CEO                2000                 $2,000
Paul B. Gottbetter, president, CEO            2000                 $4,000
Paul B. Gottbetter, president, CEO            1999                 $6,000
Paul B. Gottbetter, president, CEO            1998                 $6,000

                       Principal and Selling Shareholders

      The following tables shows the numbers of shares and percentage of common stock held by the officers and directors of Harmony and holders of five percent or more of Harmony's common stock and by the selling shareholders. Unless otherwise indicated, the beneficial owners of the common stock listed below have sole investment and voting power over these shares, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners.

      The following information relates to those persons known to Harmony to be the beneficial owner of more than five percent of the common stock, par value $.001 per share, the only class of voting securities of Harmony outstanding.


                                             Name and                             Amount and
    Title of                               Address of                              Nature of                    Percentage
      Class                               Beneficial Owner                     Beneficial Ownership              of Class*
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par                       Group InterCapital Inc.                  5,205,000 shares                 55.78%
    value $.001 per share               275 St. Jacques Street West, Suite 36
                                        Montreal, Quebec, Canada H2Y 1MA         Direct

Common Stock, par                       Turf  Holdings Ltd.                      600,000 shares                    6.%
    value $.001 per share               Oakbridge House
                                        6 West Hill Street
                                        P.O. Box N-8195
                                        Nassau, Bahamas                          Direct

Common Stock, par                       U.K. Menon                               600,000 shares                    6.%
    value $.001 per share               28 Jalan 17/21 C
                                        Selangor
                                        Malaysia                                 Direct

      The information in the table above and below is based on 9,330,000 issued and outstanding shares of common stock. The sole shareholder of Turf Holdings Ltd. is Vijendran Paniah and Turf's ownership of the shares can be attributed to him.

Security Ownership of Management.

      The number of shares of common stock of Harmony owned by the Directors and Executive Officers of Harmony is as follows:

                                              Name and                              Amount and
    Title of                                 Address of                              Nature of                  Percentage
      Class                               Beneficial Owner                     Beneficial Ownership              of Class*
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par                       Henry J. Yersh                           0 shares                         0%
   value $.001 per share                101 Chartwell Crescent
                                        Beaconsfield, Quebec
                                        Canada H9W 1C2

Common Stock, par                       Denis St. Hilaire                        0 shares                         0%
   value $.001 per share                150 Berlioz, #15
                                        Verdun, Quebec
                                        Canada H3E 1K3

All officers and directors                                                       0 shares                         0%
   as a group (2 persons)

Securities Ownership of Selling Shareholders

                                              Before the Offering                         After the Offering
--------------------------------------------------------------------------------------------------------------------
  Name of
   Selling                            No. of              Percentage of             No. of              Percentage
 Shareholder                          Shares              Common Stock              Shares               of Stock
--------------------------------------------------------------------------------------------------------------------
Best, Ula                             1,800                      *                       0                      *
Borofsky, Jeffrey M.                  1,800                      *                       0                      *
Bunton, Alfred                        1,800                      *                       0                      *
Coder, Kenneth                        1,800                      *                       0                      *
Cohen, Kenneth M.                       300                      *                       0                      *
Coker, Jr., Peter                     1,800
Coker, Sr., Peter                     1,800                      *                       0                      *
Connaughton, Amanda                   1,800                      *                       0                      *
Conte, Michael C.                     1,800                      *                       0                      *
Davenport, Karen                      1,800                      *                       0                      *
Feifer, Fred                          1,800                      *                       0                      *
Gottbetter, Franklyn                  1,800                      *                       0                      *
Hinojosa Jr., Milton                  1,800                      *                       0                      *
Howard, L. Meredith                   1,800                      *                       0                      *
Inemer, Steve                         1,800                      *                       0                      *
Inemer, Ira H.                        1,800                      *                       0                      *
Kass, Barbara                         1,800                      *                       0                      *
Lande, Ted                            1,800                      *                       0                      *
Levine, Pearl                         1,800                      *                       0                      *
Levner, Lawrence                      1,800                      *                       0                      *
Martin, LaFaye                        1,800                      *                       0                      *
Menon, U.K.                         600,000                     .6 %                     0                      *
Miller, Jules                           300                      *                       0                      *

Perry, Nicola                         1,800                      *                       0                      *
Rabuse, Nancy                         1,800                      *                       0                      *
Redlich, Meyer                        1,800                      *                       0                      *
Rubenstein, Florence                  1,800                      *                       0                      *
Schweitzer, Arthur                    1,800                      *                       0                      *
Turbo International, Ltd.           280,000                     .3 %                     0                      *
Turf Holding Ltd.                   600,000                     .6 %                     0                      *
Vaswani, Rani                         1,800                      *                       0                      *
Venturini, August C.                  1,800                      *                       0                      *
Winley, Roberta                       1,800                      *                       0                      *
Wojnar, Peter F.                      1,800                      *                       0                      *
Zephir, Barbara                       1,800                      *                       0                      *
Ziluck, Scott                         1,800                      *                       0                      *
Total                             1,534,600


----------
* Denotes less than 1% of the issued and outstanding shares of common stock.

      We are registering all of the shares listed held by the selling shareholders. The selling shareholders may sell their shares from time to time in broker's transactions or otherwise. Because the selling shareholders may sell all, some or none of the shares held, we cannot estimate the number of shares that will be held by the selling shareholders. For purposes of the above table, we have assumed that all of the shares offered by the Selling Shareholders will be sold. (See "Plan of Distribution.")

      We will not receive any of the proceeds from the sales of common stock by the selling shareholders.

Certain Relationships and Related Transactions

      There have been no transactions exceeding $60,000 in the past two years and there are no proposed transactions that exceed $60,000 to which we were or are to be a party and any of our directors, executive officers, security holders owning more than 5% of our common stock or any immediate family members of these people had a direct or indirect material interest.




Change in Control

      On August 28, 2000, Group InterCapital Inc. ("GIC"), a venture capital firm, completed the acquisition of 1,735,000 shares of our common stock from Paul B. Gottbetter (before the one to three forward stock split of November 7, 2000) resulting in GIC owning more than 50% of our outstanding common stock. GIC is located at 275 St. Jacques Street West, Suite 36, Montreal, Quebec, Cananda H2Y 1MA.

      GIC replaced our existing board with Henry J. Yersh and Denis St. Hilaire. Mr. Yersh was also appointed as our President and Chief Executive Officer and Mr. Hilaire was appointed as our Chief Financial Officer.


                            Description of Securities

Common Stock


      We are authorized to issue up to 200,000,000 shares of Common Stock, par value $.001 per share. 9,330,000 shares of common stock are outstanding on the date of this prospectus. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for election of directors.

      Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor, and upon the liquidation, dissolution, or winding up of Harmony, to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.


      The outstanding common stock is validly authorized and issued, fully paid, and non-assessable. Our common stock is traded on the NASD's OTC Bulletin Board under the symbol "HRMY".


Preferred Stock

      We are authorized to issue up to 5,000,000 shares of "blank check" preferred stock, par value $.001 per share, none of which are outstanding on the date hereof. The Board of Directors has to date not established the rights and preferences of the preferred stock.

Transfer and Warrant Agent

      Continental Stock Transfer & Trust Company is the transfer for our common stock.

                                     Experts


      Thomas Monahan, independent certified public accountant, audited our Financial Statements as of December 31, 2000 and for the period from August 13, 1996, when operations commenced, to December 31, 2000. In including those financial statements in this prospectus, we have relied on Mr. Monahan's authority as an expert in accounting and auditing.


                                  Legal Matters


      Kaplan Gottbetter & Levenson, LLP is counsel to Harmony and will pass on the validity of the issuance of the shares to be sold by the selling shareholders. The three partners of Kaplan Gottbetter & Levenson, LLP, each own 33,333 shares of our common stock.

                                Legal Proceedings

      Neither Harmony nor its officers or directors are party to any pending legal proceeding, nor is its property the subject of any pending legal proceeding that is not routine litigation that is incidental to its business.

            Market For Common Equity and Related Shareholder Matters

Shares Eligible for Future Sale

Market Information


      Harmony's Common Stock is traded on the NASD's OTC Bulletin Board under the symbol "HRMY".


      There are no outstanding options or warrants to purchase, or securities convertible into, common equity of Harmony;


      Of the 9,330,000 shares of common stock that are issued and outstanding 330,000 shares are eligible to be sold without registration under the Securities Act. These shares were sold by Harmony in an offering under Rule 504 of Regulation D in April 1999. These shares are not subject to restrictions on resale.

      In the Rule 504 Offering 555,000 pre-split shares of common stock were sold. As a result of the two for one stock split and then the three for one stock split, the number of shares became 3,330,000. One investor in the Rule 504 offering, Turbo International, Ltd., ("Turbo") purchased 500,000 (3,000,000 post-split) shares and became a control affiliate because of the percentage of our securities that it owned. Turbo subsequently sold 2,100,000 (post splits) shares in privates sales to three persons. As a result of these sales, Turbo owns less than ten percent of our shares and is no longer considered a control affiliate, but it is only allowed to sell its shares under the terms and conditions of Rule 144 unless the shares are registered. Since the three persons purchased the shares from a control affiliate, they purchased restricted securities which can only be resold under the terms and conditions of Rule 144 unless registered. These 3,000,000 shares are included in the shares that are being registered in this offering.


      The shares registered in this offering are issued and outstanding and will be freely tradable without restriction or further registration under the Securities Act, except for:

      o any securities held by an "affiliate" of Harmony, which may be sold only while this registration statement or another registration statement covering sales by those affiliates is effective, or in accordance with Rule 144; or

      o securities purchased under circumstances which would make the purchaser a statutory underwriter, such as where a single purchaser acquires a large portion of the shares or warrants with the intention to redistribute them or the underlying common stock.

      An affiliate is a person controlling, controlled by or under common control with Harmony. No shares are subject to any "lock-up" agreement or similar arrangement.

      In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      o one percent (1%) of the then outstanding shares of the common stock or

      o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission.

      A trading market may not develop or be sustained. The post-offering fair value of Harmony's common stock, whether or not any secondary trading market develops, is variable and may be affected by our business and financial condition, as well as factors beyond our control. Sales of substantial amounts of shares in any public market could cause lower market prices and even make it difficult for Harmony to raise capital through a future offering of its equity securities. In that connection, investors should note that we are registering shares held by the selling shareholders.

      Harmony is currently not planning on making a public offering of any shares of its common stock.

      The "penny stock" rules could make selling shares more difficult for the selling shareholders. Our common stock will be a "penny stock," under Rule 3a51-1 under the Securities Exchange Act of 1934 unless and until the shares reach a price of at least $5.00 per share, we meet the financial size and volume levels for our common stock not to be considered a penny stock, or we register the shares on a national securities exchange or they are quoted on the NASDAQ system. The shares are likely to remain penny stocks for a considerable period after the shares that are being offered are sold. A "penny stock" is subject to R rules 15g-l through 15g-10 of the Securities exchange Act that require securities broker-dealers, before carrying out transactions in any "penny stock" to deliver a disclosure document to the customer describing the risks of penny stocks, and get a written receipt for that document, before selling penny stocks to that customer to disclose price information about the stock to disclose the compensation received by the broker-dealer or any associated person of the broker-dealer; and to send monthly statements to customers with market and price information about the "penny stock." Our common stock will also be subject to a rule which requires the broker-dealer, in some circumstances, to approve the "penny stock" purchaser's account under standards specified in the rule, and deliver written statements to the customer with information specified in the rule. These additional requirements could prevent broker-dealers from carrying out transactions and limit the ability of the selling shareholders in this offering to sell their shares into any secondary market for our common stock and also limit the ability of any subsequent shareholders to sell the shares in the secondary market.

Holders

      There are approximately forty-four (44) record holders of common equity.

Dividends

      As of the date of this prospectus, no cash dividends have been declared on the common stock. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available therefor. Under the Business Corporation Law of New York, Harmony may only pay dividends out of capital and surplus, or out of certain enumerated retained earnings, as those terms are defined in the Business Corporation Law of New York. The payment of dividends on its common stock is, therefore, subject to the availability of capital and surplus or retained earnings as provided in the Business Corporation Law of New York.

                    Where You Can Find Additional Information

      We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission covering the sale of the shares we are registering. The Registration Statement and the exhibits and schedules to the Registration Statement include additional information not contained in this prospectus. Statements in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The Registration Statement, exhibits and schedules also contain further information about us and the shares we are registering. Anyone may inspect a copy of the Registration Statement without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Branch of the Commission by paying the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information about companies that file electronically with the Commission.

================================================================================

We have not authorized any dealer, salesman or other person to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If anyone makes or gives such information or representation you should not rely on it as authorized by us. This prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. The delivery of this prospectus or any sale made under this prospectus under no circumstances implies that the information in the prospectus is correct as of any time after the prospectus's date.

                                ----------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY............................................................2

RISK FACTORS..................................................................3


FORWARD LOOKING STATEMENTS....................................................5


BUSINESS OF HARMONY...........................................................5

MANAGEMENT'S DISCUSSION AND ANALYSIS/

PLAN OF OPERATION............................................................11

USE OF PROCEEDS..............................................................15

CAPITALIZATION...............................................................15

DIVIDEND POLICY..............................................................15

PLAN OF DISTRIBUTION.........................................................16

MANAGEMENT...................................................................17

PRINCIPAL AND SELLING SHAREHOLDERS...........................................19

DESCRIPTION OF SECURITIES....................................................21

EXPERTS......................................................................22

LEGAL MATTERS................................................................22

LEGAL PROCEEDINGS........................................................... 23

MARKET FOR COMMON EQUITY AND RELATED
            SHAREHOLDER MATTERS..............................................23

WHERE YOU CAN FIND ADDITIONAL

INFORMATION..................................................................25

FINANCIAL STATEMENTS........................................................F-1

                                ----------------

Until   , 2000 (90 days from the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

================================================================================

================================================================================

                              HARMONY TRADING CORP.

                          1,534,600 Shares Common Stock


                         -------------------------------

                               P R O S P E C T U S

                         -------------------------------



                                   June, 2001


================================================================================

                                    PART II.

ITEM 24. Indemnification of Directors and Officers.

      Harmony's certificate of incorporation contains provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 719 of the Business Corporation Law of New York or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify its directors and officers to the fullest extent permitted by Section 721 of the Business Corporation Law of New York, including circumstances in which indemnification is otherwise discretionary. Harmony believes that these provisions are necessary to attract and retain qualified persons as directors and officers. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

ITEM 25. Other Expenses of Issuance and Distribution

      SEC Registration Fee                           $   16.70
                                                     ---------
      Blue Sky Fees and Expenses                     $    0.00
                                                     ---------
      Legal Fees and Expenses                        $2,000.00
                                                     ---------
      Printing and Engraving Expenses                $1,000.00
                                                     ---------
      Accountants' Fees and Expenses                 $    0.00
                                                     ---------
      Miscellaneous                                  $  500.00
                                                     ---------

      The above expenses, except for the SEC fees, are estimated.

ITEM 26. Recent Sales of Unregistered Securities.

      In August 1996, Harmony issued 200 shares of its common stock to Paul Gottbetter for a price of $5.00 per share. The shares of common stock were issued under Section 4(2) of the Securities Act.

      In the summer of 1998, Paul Gottbetter transferred an aggregate of 7,500 shares to 25 people in consideration of the assistance and support these people gave to Harmony during the period in which they were preparing our first show for Doncaster. These transfers were made under Sections 4(1) and 4(2) of the Securities Act.

      Paul Gottbetter initially considered these transfers to be gifts, but upon re-evaluation of the transfers, realized that the transfers could be deemed sales under the Securities Act because we indirectly derived a benefit from these people. Section 4(1) provides for an exemption from the registration requirements of the Securities Act for transactions by any persons other than an issuer, underwriter or dealer. Section 4(2) provides for an exemption from the registration requirements by an issuer not involving any public offering.

      The value of the services provided by these 25 persons and the value of the shares was $375.

      In January 1999, Paul Gottbetter made a gift of 25 shares (pre-split) to his son, Adam Gottbetter. In April 1999, Adam Gottbetter transferred an aggregate of 3,000 (post-split) shares to ten (10) people who were employees of Adam Gottbetter's law firm, Kaplan Gottbetter & Levenson, LLP. These transfers were made under Section 4(1) of the Securities Act.

      Adam Gottbetter initially considered these transfers to be gifts. Upon re-evaluation of these transfers, he realized that the transfers could be deemed sales under the Securities Act because his law firm derived a benefit from these ten (10) people.

      On April 6, 1999, Harmony closed its offering of common stock under Rule 504 of Regulation D promulgated under the Securities Act. Harmony sold 555,0000 shares of its common stock, at a price of $.05 per share, aggregating $27,750.

ITEM 27. Exhibits.

Exhibit No.       Description
-----------       -----------

3.1**             Certificate of Incorporation

3.2(a)** Certificate of Amendment of the Certificate of Incorporation filed April 7, 1999

3.2(b)***         Certificate of Amendment of the Certificate of Incorporation
                  filed September 20,1999

3.3**             By-laws of Harmony

5                 Opinion of Kaplan Gottbetter & Levenson, LLP

10** Fashion Consultant Agreement dated as of December 7, 1998, by and between Tanner Companies Limited Partnership and Falene R. Gottbetter

23.1 Consent of Kaplan Gottbetter & Levenson, LLP, counsel to Harmony (contained in opinion filed as Exhibit 5)

23.2              Consent of Thomas Monahan, independent public accountant

----------

      *           Previously Filed.

      ** Incorporated by Reference to the registration statement on Form 10-SB filed July 21, 1999.

      *** Incorporated by Reference to Form 10-QSB for the period ended September 30, 1999 filed on November 15, 1999.

ITEM 28. Undertakings

      Harmony hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or change material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES


      In accordance with the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Quebec, province of Montreal, Canada, June 21, 2001.


                            HARMONY TRADING CORP.
                            (Registrant)


                            By /s/ Henry J. Yersh
                                   -------------------------------------------
                                   Henry J. Yersh, Chief Executive Officer



      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.



/s/Henry J. Yersh        President, Director                June 21, 2001
---------------------    ------------------------------     --------------
(Signature)              (Title)                            (Date)


/s/Denis St. Hilaire     CFO and Director                   June 21, 2001
---------------------    ----------------------             --------------
(Signature)              (Title)                            (Date)

                                THOMAS P. MONAHAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502
                                 (973) 790-8775
                               Fax (973) 790-8845

To The Board of Directors and Shareholders of Harmony Trading Corp. (a development stage company)

      I have audited the accompanying balance sheet of Harmony Trading Corp. (a development stage company) as of December 31, 2000 and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 1999 and 2000 and for the period from inception, August 13, 1996, to December 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

      I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

      In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harmony Trading Corp. (a development stage company) as of December 31, 2000 and the results of its operations, shareholders equity and cash flows for the year ended December 31, 1999 and 2000 and for the period from inception, August 13, 1996, to December 31, 2000 in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that Harmony Trading Corp. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since the date of reorganization and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of Harmony Trading Corp. (a development stage company) to continue as a going concern.


                                        ----------------------------------------
                                        Thomas P. Monahan, CPA

March 25, 2001
Paterson, New Jersey

                              HARMONY TRADING CORP.
                          (A development stage company)

                                  BALANCE SHEET

                                                       December 31,    March 31,
                                                           2000          2001
                                                                       Unaudited
                                                       ------------    ---------

Assets
Current assets
  Cash and cash equivalents                              $  4,025      $  4,640
                                                         --------      --------
  Current assets                                         $  4,025         4,640

Property and equipment                                        -0-           -0-

Total assets                                             $  4,025      $  4,640
                                                         ========      ========

                      Liabilities and Stockholders' Equity

Current liabilities
   Accounts payable and accrued expenses                 $ 36,824      $ 40,652
                                                         --------      --------
  Total current liabilities                              $ 36,824        40,652

Stockholders' equity
  Preferred stock authorized
  5,000,000 shares, $0.001 par
  value each. At December 31, 2000 there
  are -0- shares outstanding.

Common Stock authorized 20,000,000
  shares, $0.001 par value each. At
  December 31, 2000 and March 31, 2001,
  there are 9,330,000 and 9,330,000
  shares outstanding respectively                           9,330         9,330

Additional paid in capital                                 14,110        14,110
Deficit accumulated during development
  stage                                                   (56,239)      (59,452)
                                                         --------      --------
Total stockholders' equity                                (32,799)      (36,012)
                                                         --------      --------
Total liabilities and stockholders' equity               $  4,025      $  4,640
                                                         ========      ========

                 See accompanying notes to financial statements.

                              HARMONY TRADING CORP.
                          (A development stage company)
                             STATEMENT OF OPERATIONS

                                                                           For the period
                                        For the            For the         from inception
                                       year ended         year ended       August 13, 1996
                                      December 31,       December 31,      to December 31,
                                          1999               2000              2,000
                                      ------------       ------------      ---------------
Revenue                               $    15,918        $    17,438        $    37,356

Costs of goods sold                           -0-                -0-                -0-
                                      -----------        -----------        -----------

Gross profit                          $    15,918             17,438        $    37,356

Operations:
  General and
   administrative                          41,526             26,419             93,867

  Depreciation and amortization               -0-                -0-                -0-
                                      -----------        -----------        -----------
  Total expense                            41,526             26,419             93,867

Income (loss) from
 operations                               (25,608)            (8,981)           (56,511)

Other income
   Interest income                            272                                   272
                                                                            -----------

Total Other Income
Income (loss)                         $   (25,608)       $    (8,981)       $   (56,239)
                                      ===========        ===========        ===========

Net income (loss)
 per share - basic                          (0.01)             (0.00)

Number of shares
 outstanding - basic                    9,330,000          9,330,000
                                      ===========        ===========

                 See accompanying notes to financial statements.

                              HARMONY TRADING CORP.
                          (A development stage company)
                             STATEMENT OF OPERATIONS

                                       For the           For the        For the period
                                     three months      three months     from inception
                                        ended             ended         August 13, 1996
                                      March 31,         March 31,       to December 31,
                                         2000             2001              2,000
                                      Unaudited         Unaudited         Unaudited
                                     ------------      ------------     ---------------
Revenue                              $     5,851       $     5,364       $    42,720

Costs of goods sold                          -0-               -0-               -0-
                                     -----------       -----------       -----------

Gross profit                         $     5,851             5,364       $    42,720

Operations:
  General and
   administrative                          7,330             8,577           102,444

  Depreciation and amortization              -0-               -0-               -0-
                                     -----------       -----------       -----------
  Total expense                            7,330             8,577           102,444

Income (loss) from
 operations                               (1,479)           (3,213)          (59,724)

Other income
   Interest income                                                               272
                                                                         -----------

Total Other Income
Income (loss)                        $    (1,479)      $    (3,213)      $   (59,452)
                                     ===========       ===========       ===========

Net income (loss)
 per share - basic                         (0.00)            (0.00)

Number of shares
 outstanding - basic                   9,330,000         9,330,000
                                     ===========       ===========

                 See accompanying notes to financial statements.

                              HARMONY TRADING CORP.
                          (A development stage company)

                        STATEMENT OF STOCKHOLDERS EQUITY

                                                                         Deficit
                                                                       accumulated
                                                         Additional      during
                              Common        Common        paid in      development
              Date             Stock         Stock        Capital         stage          Total
              ----           ---------     ---------     ----------    -----------     ----------
December 31, 1996
balance (1)                  6,000,000     $   6,000     $  (4,000)                    $   2,000
Net income                                                              $ (10,865)     $ (10,865)
                             ---------     ---------     ---------      ---------      ---------
December 31, 1997
balance                      6,000,000         6,000     $  (4,000)     $ (10,865)     $  (8,865)
Net loss                                                                  (10,785)       (10,785)
                             ---------     ---------     ---------      ---------      ---------
December 31, 1998
balance                      6,000,000         6,000     $  (4,000)     ($ 21,650)       (19,650)

Sale of shares               3,030,000         3,030        22,220                        25,250
Contribution of services                                       375                           375
Issuance of shares
 for legal services            300,000           300         2,200                         2,500
Less offering expenses                                      (6,685)                       (6,685)
Net Loss                                                                  (25,608)       (25,608)
                             ---------     ---------     ---------      ---------      ---------
December 31, 1999
balance                      9,330,000     $   9,330     $  14,110      $ (47,258)     $ (23,818)
Net loss                                                                   (8,981)        (8,981)
                             ---------     ---------     ---------      ---------      ---------
Balances
December 31, 2000            9,330,000     $   9,330     $  14,110        (56,239)     $ (32,799)

Unaudited
Net loss                                                                   (3,213)        (3,213)
                             ---------     ---------     ---------      ---------      ---------
Balances
March 31, 2001               9,330,000     $   9,330     $  14,110        (59,452)     $ (36,012)
                             =========     =========     =========      =========      =========

                 See accompanying notes to financial statements

                              HARMONY TRADING CORP.
                          (A development stage company)
                             STATEMENT OF CASH FLOWS

                                                                                      For the period
                                                      For the          For the        from inception
                                                     year ended       year ended      August 13, 1996
                                                    December 31,     December 31,     to December 31,
                                                        1999             2000              2000
                                                    ------------     ------------     ---------------
CASH FLOWS FROM OPERATING
ACTIVITIES
  Net income (loss)                                   $(25,608)        $(8,981)          $(56,239)
  Non cash transaction                                   2,875                              4,875
  Corporate taxes                                         (325)

  Accounts payable and accrued                           6,000           9,824             36,824
    expenses
                                                      --------         -------           --------
TOTAL CASH FLOWS FROM                                  (17,058)            843            (14,540)
OPERATIONS

CASH FLOWS FROM INVESTING
ACTIVITIES

  Marketable securities                                  4,000             -0-                -0-
                                                      --------         -------           --------
TOTAL CASH FLOWS FROM
INVESTING ACTIVITIES                                     4,000             -0-                -0-

CASH FLOWS FROM FINANCING
ACTIVITIES

  Officer loan                                          (2,325)
  Sale of stock net of
    offering expenses                                   18,565                             18,565
                                                                                         --------
TOTAL CASH FLOWS FROM                                 --------
FINANCING ACTIVITIES                                    16,240                             18,565

NET INCREASE (DECREASE) IN CASH                          3,182             843           $  4,025
CASH BALANCE BEGINNING OF PERIOD                           -0-           3,182                -0-
period                                                --------         -------           --------

CASH BALANCE END OF PERIOD                            $  3,182         $ 4,025           $  4,025
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest                                $    -0-         $   -0-           $    -0-
Cash paid for income taxes                            $    325         $   -0-           $    325
                                                      ========         =======           ========

                 See accompanying notes to financial statements

                              HARMONY TRADING CORP.
                          (A development stage company)
                             STATEMENT OF CASH FLOWS

                                                       For the          For the      For the period
                                                     three months     three months   from inception
                                                        ended            ended       August 13, 1996
                                                      March 31,        March 31,     to December 31,
                                                        2000             2001             2001
                                                      Unaudited        Unaudited        Unaudited
                                                     ------------     ------------   ---------------
CASH FLOWS FROM OPERATING
ACTIVITIES
  Net income (loss)                                   $ (1,479)        $ (3,312)        $(59,452)
  Non cash transaction                                                                     4,875
  Commissions receivable                                (1,366)
  Accounts payable and accrued
    expenses                                             3,078            3,828           40,652
                                                      --------         --------         --------
TOTAL CASH FLOWS FROM                                      233              615          (13,925)
OPERATIONS

TOTAL CASH FLOWS FROM
INVESTING ACTIVITIES                                       -0-              -0-              -0-

CASH FLOWS FROM FINANCING
ACTIVITIES

 Sale of stock net of
   offering expenses                                                                      18,565
                                                      --------         --------         --------
TOTAL CASH FLOWS FROM
FINANCING ACTIVITIES                                       -0-              -0-           18,565

NET INCREASE (DECREASE) IN CASH                            233              615         $  4,640
CASH BALANCE BEGINNING OF PERIOD                         3,182            4,025              -0-
period                                                --------         --------         --------

CASH BALANCE END OF PERIOD                            $  3,415         $  4,640         $  4,640
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest                                $    -0-         $    -0-         $    -0-
Cash paid for income taxes                            $    -0-         $    -0-         $    325
                                                      ========         ========         ========

                 See accompanying notes to financial statements

                              HARMONY TRADING CORP.
                          (A development stage company)
                          Notes to Financial Statements
                                DECEMBER 31, 2000

Note 1. Organization of Company and Issuance of Common Stock

      a. Creation of the Company

      Harmony Trading Corp., (the "Company") was formed under the laws of New York on August 13, 1996 and was originally authorized to issue 200 shares of common stock, without par value each. On April 6, 1999, the Company amended its certificate of incorporation increasing the authorized number of shares of common stock to 20,000,000, $0.001 par value each and increasing the authorized number of shares of preferred stock to 5,000,000, $0.001 par value each.

      On September 20, 1999, the Company amended its certificate of incorporation to authorize an aggregate of 200,000,000 shares of common stock, $.001 par value each and 5,000,000 shares of preferred stock, $.001 par value each.

      b. Description of the Company

      The Company is considered to be a development stage business that is in the business of the direct selling of women's apparel and accessories through personal appointments and fashion shows.

      c. Issuance of Shares of Common Stock

      On January 5, 1998, the Company sold an aggregate of 6,000,000 shares of common stock for $1,000 in marketable securities or $0.0003 per share.

      In January, 1998, Paul Gottbetter, President of the Company, gifted 750,000 shares of common stock to Adam S. Gottbetter.

      Subsequent to the date of the balance sheet, the Company has sold, pursuant to the terms of Rule 504 of Regulation D of the Securities Act of 1933, as amended, an aggregate of 3,030,000 shares of common stock for an aggregate of $25,250 less $6,685 in offering expenses.

Note 2-Summary of Significant Accounting Policies

      a. Basis of Financial Statement Presentation

      The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $59,452 for the period from inception, August 13, 1996, to March 31, 2001, and has negative working capital of $36,012 at March 31, 2001. These factors indicate that the Company's continuation as a going concern is dependent upon its ability to have positive cash flows from operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in its selling capabilities and implementing its marketing strategies. The Company plans to engage in such ongoing financing efforts on a continuing basis.

      The financial statements presented consist of the balance sheet of the Company as at December 31, 2000 and the related statements of operations and cash flows and stockholders' equity for the year ending December 31, 1999 and 2000, and for the period from inception, August 13, 1996, to December 31, 2000.

      The unaudited financial statements presented consist of the balance sheet of the Company as at March 31, 2001 and the related statements of operations and cash flows and stockholders' equity for the three months ended March 31, 2001 and for the period from inception, August 13, 1996, to March 31, 2001.

      b. Cash and cash equivalents

      The Company treats temporary investments with a maturity of less than three months as cash.

      c. Revenue recognition

      Revenue is recognized when products are shipped or services are rendered. Commission income is recognized when products are shipped or services are rendered.

      d. Selling and Marketing Costs

      Selling and Marketing - Certain selling and marketing costs are expensed in the period in which the cost pertains. Other selling and marketing costs are expensed as incurred.

      e. Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      f. Significant Concentration of Credit Risk

      At December 31, 2000 and March 31, 2001, the Company has concentrated its credit risk by maintaining deposits in several banks. The maximum loss that could have resulted from this risk totaled $-0- which represents the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the federal insurance.

      g. Asset Impairment

      The Company adopted the provisions of SFAS No. 121, Accounting for the impairment of long lived assets and for long-lived assets to be disposed of effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect of such adoption on the Company's financial position or results of operations.

      h. Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using the straight line methods over a period of seven years. Maintenance and repairs are charged against operations and betterment's are capitalized.

      i. Recent Accounting Standards

      Accounting for Derivative Instruments and Hedging Activities

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) was issued in June 1998. It is effective for all fiscal years beginning after June 15, 1999. The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company does not currently engage in derivative trading or hedging activity. The Company has adopted and there was no impact on operating results or financial position.

      Accounting for the Costs of Computer Software Developed or Obtained for Internal Use

      In March of 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company has adopted this Statement and there was no impact on operating results or financial position.

J. Unaudited Financial Statements

      In the opinion of Management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of March 31, 2001 and the results of its operations and its cash flows for the three months ended March 31, 2001. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations of the Securities and Exchange Commission. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Note 3 - Related Party transactions

      a. Issuance of Shares of Common Stock

      On January 5, 1998, the Company sold an aggregate of $1,000,000 shares of common stock for $1,000 in marketable securities or $0.001 per share.

      In January, 1998, Paul Gottbetter, President of the Company, gifted 750,000 shares of common stock to Adam S. Gottbetter.

      Paul Gottbetter and Adam S. Gottbetter are father and son.

      b. Office Location

      The Company occupies office space on a month to month basis at 8 Harmony Lane, Hartsdale, New York 10530 for a rent of $250 per month on a month-to-month basis.

      c. Change in Management

      On August 28, 2000, Group InterCapital, Inc., a venture capital firm, purchased from Paul Gottbetter in a private transaction for $100,000, 1,735,000 shares of common stock, which is approximately 55.8% of the outstanding common stock, thereby acquiring control of the Company. The source of funds to purchase the securities was from Group InterCapital's working capital.

      Group InterCapital has replaced our board of directors by appointing Henry
J. Yersh and Denis St. Hilaire. Mr. Yersh was also appointed as President and Chief Executive Officer and Mr. St. Hilaire was appointed as our Chief Financial Officer.

Note 4 - Commitments and Contingencies

      At December 31, 2000 and March 31, 2001, the Company has not entered into any contracts or commitments.

Note 5 - Income Taxes

      The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 2000 and March 31, 2001, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance.

      At The Company has adopted and there was no impact on operating results or financial position, the Company has net operating loss carry forwards for income tax purposes of $59,452 This carryforward is available to offset future taxable income, if any, and expires in the year 2010. The Company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the Company of more than 50 percent.

      The components of the net deferred tax asset as of The Company has adopted and there was no impact on operating results or financial position are as follows:

Deferred tax asset:
  Net operating loss carry forward   $ 20,213
  Valuation allowance                $(20,213)
                                     --------
  Net deferred tax asset             $    -0-
                                     ========

      The Company recognized no income tax benefit for the loss generated in the period from inception, August 13, 1996, to March 31, 2001.

      SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income.

      Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

Note 7 - Preferred Stock

      The Company's authorized capital stock consists of 5,000,000 Shares of Preferred Stock, par value $.001 per share.

      The Board of Directors of the Company has the authority to establish and designate any shares of stock in series or classes and to fix any variations in the designations, relative rights, preferences and limitations between series as it deems appropriate, by a majority vote.

      The preferred stock may be issued in series, each of which may vary, as determined by the board of directors, as to the designation and number of shares in such series, voting power of the holders thereof, dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, and conversion rights and sinking fund requirements, if any, of such series.

      As of December 31, 2000 and March 31, 2001, the number of shares of preferred stock outstanding is -0-.

Note 8 - Business and Credit Concentrations

      The amount reported in the financial statements for cash approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

      Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Collateral is generally not required.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Quarterly Report. Certain statements in this Quarterly Report which are not statements of historical fact are forward-looking statements. See "Special Note Regarding Forward-Looking Information" on Page 3.

      Harmony was formed on August 13, 1996, under the laws of the State of New York. The following is our plan of operation for the next twelve months. Although Harmony was formed in August 1996, we were unable to locate a business to engage in until Summer 1998, when we discovered the business of direct selling Doncaster apparel. We commenced operations as a direct seller of Doncaster in December 1998. Our operations to date have consisted of preparing for the direct selling of Doncaster by compiling a mailing list, sending out mailings and the selling of Doncaster apparel through trunk shows and personal appointments. We intend to continue to be a direct seller of Doncaster apparel.

      We are in the developmental stage and our revenues are based solely on the commissions we receive from the sales of Doncaster apparel. We have also received money from a limited offering of shares of our common stock in April 1999, which raised $25,250.

      After deducting operating expenses, which consist of postage, printing and miscellaneous office supplies of approximately $1,000 per trunk show, the two consultants are paid their fees. Since we do not have to pay in advance for any of the merchandise that we sell, it is not necessary to have large amounts of cash available.

      Doncaster pays us a commission of 25% of the net sales Doncaster receives from our selling efforts. The commission that Doncaster pays to us is our total revenue from the sales of the Doncaster apparel. The net sales are the total of all the sales to the customers minus any returns. Of the money we receive from Doncaster, Ms. Winley is paid 40% as a commission, from which her share of expenses is deducted. After certain minimal expenses are charged back to Ms. Winley, the rest of the commission remains with us and is recognized as income.

      The proceeds from the limited offering have been used to pay for our legal and accounting fees in connection with the preparation and filing of our registration statement on Form 10-SB, which was filed with the Securities and Exchange Commission on July 22, 1999, the preparation and filing of our registration statement for certain selling shareholders on Form SB-2, which was filed with the Securities and Exchange Commission on December 21, 1999, the preparation and filing of our annual report, and the preparation and filing of our quarterly reports and the year audit for the year ended December 31, 2000.

      Doncaster increased its current line of apparel by adding women's sizes (16W, 18W, 20W, 1X, 2X, etc.) in the Spring 2000 collection. We believe that with the additional sizes available, our customer base will increase and our revenues will increase due to additional sales. We realize adequate revenue, after the payment of the commissions to our independent contractors, to cover our out-of-pocket costs and our legal and accounting expenses. In the next twelve months we intend to:

      o     continue selling Doncaster apparel;

      o     increase our client base through mailings and word-of-mouth; and
      o become a direct seller of either a cosmetic skin care product line or another product line that compliments but does not compete with Doncaster.

      We do not expect to hire any employees or engage the services of any additional independent contractors in the next twelve months unless the number of customers increases to an extent that an additional fashion consultant is needed. Any additional consultants would be paid a percentage of our commissions.

      Although we would like to generate profits, at this stage it is unlikely we will be able to do so unless our net sales increase. In order to do this, our sales at Doncaster must increase or we must sell other products in addition to Doncaster.

      Our business for the next twelve months does not include any product research and development other than investigating the manufacturers of cosmetics and skin care products that market their merchandise through direct selling. In order to investigate these manufacturers, we will:

      o contact the Direct Selling Association for the names and addresses of cosmetic manufacturers;
      o research magazines and newspapers for advertisements placed by cosmetic manufacturers; and
      o use the Internet as a search and research tool on cosmetic manufacturers.

      Once we identify a cosmetic manufacturer that we are interested in, Mrs. Gottbetter will contact the manufacturer to discuss the possibility of Harmony becoming a direct seller of the products. We anticipate that it may take up to nine months for us to find a company whose product line interests us.

      We do not expect to purchase any plant or significant equipment in the next twelve months and we do not currently own any plant or significant equipment.

      We anticipate that we will continue to operate at a loss for the foreseeable future. Our expenses consist of general and administrative expenses, legal fees and accounting fees.

      We expect that will we be able to satisfy our current cash requirements for the next twelve months from our revenues and the contributions of management, and we do not expect that we will need to raise additional capital from outside sources. If we do become the direct seller for a cosmetic and skin care manufacturer, we will be able to use our existing customer list, and expect our startup costs to be minimal. We do not expect to incur any extraordinary expenses like office equipment because we have a new computer which we previously purchased.

      Since December 1998, our management had devoted the majority of its efforts to obtaining new customers for our products, pursuing and finding a management team to continue the process of completing its marketing goals, marketing limited quantities of the Doncaster Line, and obtaining sufficient working capital through loans and equity through a private placement offering. These activities were funded by our management and investments from stockholders.

      On August 28, 2000, the Company transferred managerial control to Group InterCapital, Inc., a venture capital firm, with the purchase from Paul Gottbetter of 1,735,000 shares of common stock for a purchase price of $100,000, which represents approximately 55.8% of our outstanding common stock, thereby acquiring control of Harmony. The source of funds to purchase the securities was from Group InterCapital's working capital. Group InterCapital has replaced our board of directors by appointing Henry J. Yersh and Denis St. Hilaire. Mr. Yersh was also appointed as our President and Chief Executive Officer and Mr. St. Hilaire was appointed as our Chief Financial Officer.

Results of Operations for the year ended December 31, 2000 as compared to the year ended ended December 31, 1999.

      For the year ended December 31, 2000, the Company generated net sales of $17,438 as compared to $15,918 for the year ended December 31, 1999 representing an increase of $1,520. The Company's cost of goods sold for the year ended December 31, 2000 was $-0- as compared to $-0- for the year ended December 31, 1999. The Company's gross profit on sales was $17,438 for the year ended December 31, 2000 as compared to $15,918 for the year ended December 31, 1999. The increase in gross profit is the result of increased commission income of the Doncaster Line in the reorganization of the Company's business.


      The Company's general and administrative costs aggregated approximately $26,419 for the year ended December 31, 2000 as compared to $41,526 for the year ended December 31, 1999 representing an decrease of $15,107. Included in the $26,419 are $11,950 in commissions, $3,000 in accrued rent, $6,000 in accrued salary, and $5,469 in office expenses.


Results of Operations

      Results of Operations for the three months ended March 31, 2001 as compared to the three months ended March 31, 2000.

      For the three months ended March 31, 2001, the Company generated net sales of $5,364 as compared to $5,851 for the three months ended March 31, 2000, representing a decrease of $487. The Company's cost of goods sold for the three months ended March 31, 2001 was $0 as compared to $0 for the three months ended March 31, 2000. The Company's gross profit on sales was $5,364 for three months ended March 31, 2001 as compared to $5,851 for three months ended March 31, 2000, representing a decrease of $487. The revenue and sales for this comparative period remained essentially even for the three months ended March 31, 2001 as compared to the same period last year as a result of increased commission income from the Doncaster Line in the reorganization of the Company's business.

      The Company's general and administrative costs aggregated approximately $8,577 for three months ended March 31, 2001 as compared to $7,330 for the three months ended March 31, 2000, representing an increase of $1,247. Included in the $8,577 are $3,958 in commissions, $750 in accrued rent, $1,500 in accrued salary, and $2,369 in office expenses.

      Results of Operations for the period of inception, August 13, 1996, through March 31, 2001

      For the period from our inception, August 13, 1996, through March 31, 2001, a period of approximately 52 months, we generated net sales of $42,720 (an average of $822 per month). Our cost of goods sold on sales was approximately $0 for the period from our inception, through March 31, 2001. The gross profit from sales for this 52 month period is $42,720. Management believes the gross profit of an average of $822 per month for the period from inception, through March 31, 2001, will improve and stabilize once our marketing plans become fully implemented.

      Harmony's general and administrative costs aggregated approximately $102,444 for the period from inception through March 31, 2001. Of these initial startup costs, approximately $39,319 is attributed to telephone and other office expenses, $19,000 is attributable to commissions, $33,750 is attributable to salary and $10,375 is attributable to rent.

Liquidity and Capital Resources

      Harmony increased liquidity at December 31, 2000 by $4,025 from a cash balance at our inception of $0 through the process of generating gross profits from sales, selling the marketable securities, loans by our principal shareholders and the completion of a private placement with net proceeds to Harmony aggregating $18,565.

      As of December 31, 2000, we gained an aggregate of $843 for operating activities. In April 1999, we sold under Rule 504 of Regulation D of the Securities Act of 1933, as amended, an aggregate of 3,030,000 shares of common stock for an aggregate cash consideration of $25,250 and the sale of 50,000 shares of common stock in consideration for $2,500 in legal services less $6,685 in offering expenses.

      Harmony increased liquidity at March 31, 2001 by $4,640 from a cash balance at our inception of $0 through the process of generating gross profits from sales, selling the marketable securities, loans by our principal shareholders and the completion of a private placement with net proceeds to Harmony aggregating $18,565.

      As of March 31, 2001, we gained an aggregate of $615 for operating activities.

Income Taxes

      As of March 31, 2001, Harmony had a tax loss carry-forward of $59,452. Our ability to utilize the tax credit carry-forwards in future years will be subject to an annual limitation pursuant to the "Change in Ownership Rules" under
Section 382 of the Internal Revenue Code of 1986, as amended. However, any annual limitations are not expected to have a material adverse effect on our ability to utilize our tax credit carry-forwards.

      We expect our capital requirements to increase over the next several years as we continue to develop our business, increase sales and administration infrastructure and embark on developing in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including the extent to which our present management can fund the continued capital requirements, the costs and timing of expansion of sales, marketing activities, facilities expansion needs, and competition in the business entered into.

      The report of our independent accountants on our December 31,2000 financial statements contains an explanatory paragraph regarding our ability to continue as an ongoing business.